CANADIAN WESTERN BANK

October 14, 2010

Cougar Energy, Inc.
1120, 833 – 4 Avenue S.W
Calgary, Alberta T2P 3T5

ATTENTION: **Mr. Glenn Watt**
President

Mr. David Wilson
Vice President of Finance and CFO

Dear Sirs:

RE: CREDIT FACILITIES – CANADIAN WESTERN BANK / COUGAR ENERGY, INC.

We are pleased to advise that Canadian Western Bank has approved the following Credit Facilities for Cougar Energy, Inc. subject to the terms and condition set out herein. This Commitment Letter contains all the terms and conditions pertaining to the availability of Credit Facilities from Canadian Western Bank.

BORROWER: **COUGAR ENERGY, INC.** (the "**Borrower**")

GUARANTOR(S): **KODIAK ENERGY, INC.** (the "**Guarantor**")

The Borrower and the Guarantor are collectively referred to as "**Loan Parties**", and each, a "**Loan Party**".

LENDER: **CANADIAN WESTERN BANK** (the "**Bank**").

CREDIT FACILITY A: **REVOLVING OPERATING DEMAND LOAN** (the "**Credit Facility A**").

MAXIMUM AMOUNT: $2,500,000

PURPOSE: Credit Facility A shall only be used for general corporate purposes, ongoing operations, capital expenditures, and acquisition of additional petroleum and natural gas assets.

AVAILABILITY: Prime Rate loans ("**Prime Rate Loans**"). Revolving in whole multiples of $25,000.

Letters of credit and/or letters of guarantee ("**L/C/Gs**") (maximum term one year). The aggregate Face Amount of L/C/Gs issued and outstanding at any time limited to $250,000 in any currency acceptable to the Bank.

REPAYMENT: All amounts outstanding under this Credit Facility A are payable on demand and subject to the Bank's right to make such demand at any time.

INTEREST RATE: **Prime Rate Loans**

The Borrower shall pay interest calculated daily and payable monthly, not in advance, on the outstanding principal amount of Prime Rate Loans drawn under Credit Facility A at a rate per annum equal to the Prime Rate plus three and one half percent per annum (Prime Rate + 3.50% p.a.) until such time as Condition Subsequent #1 has been satisfied. Interest rate per annum to reduce to the Prime Rate plus two percent per annum (Prime Rate + 2.00%) thereafter.

Interest at the aforesaid rate shall be due and payable on the first day of each and every month until all amounts owing to the Bank are paid in full. Interest shall be paid via automatic debit to the Borrower's account at the Calgary Main Branch of the Bank.

As of this date, the Bank's Prime Rate is 3.00% per annum.

STANDBY FEE: One-quarter percent per annum (0.25% p.a.), based on a 365 or 366 day period, as the case may be, on the undrawn portion of Credit Facility A (the "**Standby Fee**"), shall be payable monthly in arrears on the fifth day of each month.

L/C/G FEE: Two percent per annum (2.0% p.a.), based on a 365 or 366 day period, as the case may be, of the issue amount, payable at issue (the "**L/C/G Fee**"). This non-refundable, upfront fee is to be based on the number of months the L/C/G is to be outstanding with any portion of 31 days to be considered a complete month.

EVIDENCE OF DEBT: Revolving Credit Agreement and the records of the Bank. Such records maintained by the Bank shall constitute, in the absence of manifest error, prima facie evidence of the obligations of the Borrower to the Bank in respect of Advances made.

CREDIT FACILITY B: **NON-REVOLVING ACQUISITION/DEVELOPMENT DEMAND LOAN** (the "**Credit Facility B**").

MAXIMUM AMOUNT: Cancelled

CREDIT FACILITY C: **CORPORATE MBNA MASTERCARD** (the "Credit Facility C")

MAXIMUM AMOUNT: $15,000

PURPOSE: General corporate business expenses.

INTEREST RATE: Standard rate as per MBNA Canada.

FEES: Standard rate as per MBNA Canada.

EVIDENCE OF DEBT: CWB Standard Platinum Plus/Platinum Plus World Points application.

FOR ALL CREDIT FACILITIES

DEFINITIONS: In this Commitment Letter, including the Appendices hereto and in all notices given pursuant to this Commitment Letter, capitalized words and phrases shall have the meanings given to them in this Commitment Letter in their proper context, and words and phrases not otherwise defined in this Commitment Letter but defined in Appendix C to this Commitment Letter shall have the meanings given to them in Appendix C to this Commitment Letter.

COMMITMENT FEE: A non-refundable commitment fee in the amount of $5,000 is payable upon provision of this Commitment Letter.

SECURITY: The following security (the "Existing Security") has been completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel.

1. $25,000,000 Debenture with a first floating charge over all assets of the Borrower (first security interest in personal property) with an undertaking to provide fixed charges on the Borrower's petroleum and natural gas properties at the request of the Bank, and pledge of such Debenture;

2. Revolving Credit Agreement by the Borrower in the amount of $1,500,000;

3. General Security Agreement by the Borrower;

4. Assignment and Postponement of Creditors Claims by the Guarantor;

5. Unlimited Guarantee of the Borrower by the Guarantor;

6. Subordination and Postponement Agreement with Thunder Energy Partnership and managing partner Sword Energy Inc.;

7. legal opinions of the Bank's and the Borrower's counsel;

8. evidence of extra-provincial registrations of the Borrower where applicable;

9. evidence of insurance coverage in accordance with industry standards designating the Bank as first loss payee in respect of the proceeds of the insurance and an additional insured; and

10. appropriate title representation from the Borrower (officer's certificate as to title) including a schedule of petroleum and natural gas reserves described by lease (type, date, term, parties), legal description (wells and spacing units), interest (working interest or other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances, and overrides; or, at the request of the Bank, title opinion satisfactory to the Bank and its counsel;

The following security (the "Additional Security") shall be completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank:

1. Executed Commitment Letter;

2. Revolving Credit Agreement by the Borrower in the amount of $2,500,000;

3. such other security, documents, and agreements that the Bank or its legal counsel may reasonably request.

The combined security (the "**Security**") to be perfected/registered, at a minimum, in the Province of Alberta, in a first priority position, subject only to Permitted Encumbrances. The Security shall be completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel. All present and future security shall be held by the Bank as continuing security for all present and future debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Loan Parties to the Bank including without limitation for the repayment of all loans and advances made herein and for other loans and advances that may be made from time to time in the future whether herein or otherwise. The Security shall be in form and substance satisfactory to the Bank and its counsel.

REPRESENTATIONS AND WARRANTIES:

Each Loan Party represents and warrants to the Bank (all of which representations and warranties each Loan Party hereby acknowledges are being relied upon by the Bank in entering into this Commitment Letter) that:

1. each Loan Party has been duly incorporated or formed, as applicable, and is in good standing under the legislation governing it, and it has the powers, permits, and licenses required to operate its business or enterprise and to own, manage, and administer its property;

2. this Commitment Letter constitutes, and the Security and related agreements shall constitute, legal, valid, and binding obligations of each Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and to the availability of equitable remedies;

3. each Loan Party has the right to pledge, charge, mortgage, or lien its assets in accordance with the Security contemplated by this Commitment Letter;

4. each Loan Party is presently in good standing under, and shall duly perform and observe, all material terms of all documents, agreements, and instruments affecting or relating to the petroleum assets of such Loan Party;

5. there has been no adverse material change in the financial position of any Loan Party since the date of its most recent consolidated financial statements dated June 30, 2010 which were furnished to the Bank. Such consolidated financial statements fairly present the financial position of each Loan Party at the date that they were drawn up;

6. no Loan Party is involved in any dispute or legal or regulatory proceedings likely to materially affect its financial position or its capacity to operate its business;

7. no Loan Party is in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including, without limitation, the Environmental Requirements as defined below under the heading "Environmental Obligations";

8. there are no existing, pending, or threatened (by written notice):

   (a) claims, complaints, notices or requests for information received from any governmental authority or any other Person by any Loan Party, or of which any Loan Party is otherwise aware, with respect to any alleged violation of or alleged liability under any Environmental Requirements; or

   (b) stop, cleanup or preventative orders, direction or action requests, notice of which has been received from any governmental authority by any Loan Party, or of which any Loan Party is otherwise aware, relating to the environment which as a result thereof, requires any work, repair, remediation, cleanup, construction or capital expenditure with respect to any property owned, leased, managed, controlled or operated by any Loan Party, other than in the ordinary course of such Loan Party's business.

9. no Loan Party is aware of any matter affecting the environment which has had or is likely to have a material adverse effect or materially diminish the value of any property or facility owned, leased, managed, controlled or operated by such Loan Party;

10. the Borrower has no subsidiaries;

11. the chief executive office (for the purposes of the PPSA) of each Loan Party is located in Alberta;

12. each Loan Party has all the requisite power, authority and capacity to execute and deliver this Commitment Letter and the Security (to which it is a party) and to perform its obligations herein and thereunder;

13. the execution and delivery of this Commitment Letter and the Security (to which it is a party) and the performance of the terms of this Commitment Letter and such Security do not violate the provisions of any Loan Party's constating documents or

its by-laws or any law, order, rule or regulation applicable to it and have been validly authorized by it;

14. the execution, delivery and performance of the terms of this Commitment Letter and the Security (to which it is a party) will not constitute a breach of any agreement to which any Loan Party or its property, assets or undertaking are bound or affected; and

15. no Loan Party has incurred any indebtedness or obligations for borrowed money (other than as contemplated hereby or payables incurred in the ordinary course of business or as previously disclosed in writing to the Bank) and has not granted any security ranking equal with or in priority to the Security (other than Permitted Encumbrances).

Unless expressly stated to be made as of a specific date, the representations and warranties made in this Commitment Letter shall survive the execution of this Commitment Letter and all Security, and shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each Compliance Certificate, subject to modifications made by the Borrower to the Bank in writing and accepted by the Bank. The Bank shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance herein or continuing to extend the Credit Facilities herein.

CONDITIONS PRECEDENT:

Prior to each advance under the Credit Facilities, the Borrower shall have provided, executed or satisfied the following, to the Bank's satisfaction (collectively with all other conditions precedent set out in this Commitment Letter, called the **"Conditions Precedent"**):

1. all Additional Security shall be duly completed, authorized, executed, delivered by each Loan Party which is a party thereto, and perfected and registered, all to the satisfaction of the Bank and its counsel;

2. no Default or Event of Default shall exist;

3. no Material Adverse Effect has occurred with respect to any Loan Party or the Security;

4. all representations and warranties of each Loan Party shall be true and correct; and

5. any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

CONDITIONS SUBSEQUENT:

Prior to January 1, 2011, the Borrower shall issue incremental equity in the minimum amount of $5,000,000.

REPORTING REQUIREMENTS:

The Borrower shall submit to the Bank:

1. annual audited consolidated financial statements and Compliance Certificate within 120 calendar days of each fiscal year end;

2. annual independent engineering report, in form and substance satisfactory to the Bank, on the petroleum and natural gas reserves of the Borrower within 120 calendar days of each fiscal year end, prepared by a firm acceptable to the Bank;

3. quarterly unaudited financial statements of the Borrower including balance sheet, income statement, and cash flow statement and Compliance Certificate within 60 calendar days of each fiscal quarter end for the first three fiscal quarters of each fiscal year;

4. monthly production and revenue reports, in form and substance satisfactory to the Bank, within 60 calendar days of each month end;

5. annual audited financial statements of the Guarantor within 120 calendar days of each fiscal year end;

6. quarterly unaudited financials statements of the Guarantor including balance sheet, income statement and cash flow statement within 60 calendar days of each fiscal quarter end for the first three fiscal quarters of each fiscal year; and

7. any other information the Bank may reasonably require from time to time.

FINANCIAL COVENANTS:

The Borrower shall maintain an Adjusted Working Capital Ratio greater than 1.00:1.00 at all times (**"Financial Covenant"**).

AFFIRMATIVE COVENANTS:

Each Loan Party shall (each of the Financial Covenants above and each of the following being an **"Affirmative Covenant"**):

1. carry on business and operate its petroleum and natural gas reserves in accordance with good practices consistent with accepted industry standards and pursuant to applicable agreements, regulations, and laws;

2. maintain its corporate existence and comply with all applicable laws;

3. pay, when due, all taxes, assessments, deductions at source, crown royalties, income tax or levies for which the payment is guaranteed by legal privilege, prior claim, or legal hypothec, without subrogation or consolidations;

4. comply with all regulatory bodies and provisions regarding environmental procedures and controls;

5. upon reasonable notice, allow the Bank access to its books and records, and take excerpts therefrom or make copies thereof, and to visit and inspect its assets and place(s) of business;

6. maintain adequate and appropriate insurance on its assets including protection against public liability, blow-outs, and "all-risk" perils;

7. inform the Bank of any event or action which would have a Material Adverse Effect with respect to any Loan Party, including but not limited to, the sale of assets, guarantees, funded debt from other lenders, or alteration of type of business;

8. as soon as practicable following receipt by a Loan Party of a request by the Bank to provide fixed charge security over the petroleum and natural gas properties of such Loan Party, furnish or cause to be furnished to the Bank, at the sole cost and expense of the Loan Parties, fixed charge security over such petroleum and natural gas properties of such Loan Party as are specified by the Bank, in the form and substance satisfactory to the Bank;

9. observe the terms of and perform its obligations under this Commitment Letter and the Security, and under any other agreements now or hereafter made with the Bank;

10. notify the Bank, without delay, of any Default or Event of Default; and

11. provide the Bank with any information or document that it may reasonably require from time to time.

NEGATIVE <u>COVENANTS</u>:

No Loan Party shall, without the prior approval of the Bank (each of the following being a "**Negative Covenant**"):

1. allow a Change of Control;

2. merge, amalgamate, consolidate, or wind up its assets;

3. reduce or distribute capital or pay dividends or redeem or repurchase common or preferred shares, unless such dividends, redemptions, and repurchases do not impair the capacity of such Loan Party to fulfil its obligations with respect to the Credit Facilities, including the repayment of all Credit Facilities; notwithstanding the foregoing, no Loan Party shall reduce or distribute capital or pay dividends or redeem or repurchase common or preferred shares when a Default or an Event of Default has occurred and is continuing or shall reasonably expected to occur as a result of reducing or distributing capital or paying dividends or redeeming or repurchasing common or preferred shares, as the case may be;

4. incur further secured indebtedness, pledge or encumber assets, or guarantee the obligations of others;

5. make loans to or investments in any Person;

6. sell, assign or transfer or otherwise dispose of (including sale/leaseback transactions on facilities) any assets except in the ordinary course of business but the aggregate value of all such assets of all Loan Parties sold, assigned, transferred or otherwise disposed of shall not exceed $50,000 in any fiscal year;

7. hedge or contract crude oil, natural gas liquids, or natural gas, on a fixed price basis, exceeding 50% of actual production volumes;

8. monetize or settle any fixed price financial hedge or contract;

9. make any material change in the nature of its business as carried on at the date hereof;

10. create, acquire or suffer to exist any subsidiary unless such subsidiary provides a guarantee and such other Security in form and substance required by the Bank, in its sole discretion; nor

11. experience a change in its executive management which, in the opinion of the Bank, acting in its sole discretion, has or may have a Material Adverse Effect.

ENVIRONMENTAL OBLIGATIONS:

1. Each Loan Party shall comply with the requirements of all legislative and regulatory provisions relating to the environment (the "**Environmental Requirements**") and shall at all times maintain the authorizations, permits, and certificates required under these provisions.

2. Each Loan Party shall immediately notify the Bank in the event a contaminant spill or emission occurs or is discovered with respect to its property, operations, or those of any neighbouring property. In addition, it shall report to the Bank forthwith any breach of Environmental Requirements, notice, order, decree, or fine that it may receive or be ordered to pay with respect to the Environmental Requirements relating to its business or property.

3. At the request of and in accordance with the conditions set forth by the Bank, each Loan Party shall, at its own cost, provide any information or document which the Bank may require with respect to its environmental situation, including any study or report prepared by a firm acceptable to the Bank. In the event that such studies or reports reveal that any Environmental Requirements are not being complied with, the Loan Parties shall effect the necessary work to ensure that its business and property comply with the Environmental Requirements within a period acceptable to the Bank.

4. Each Loan Party:

   (a) shall be liable for all losses, costs, damages and expenses (including, without limitation, legal costs on a solicitor and own client basis) which the Bank may suffer, sustain, pay or incur; and, in addition,

   (b) indemnifies the Bank against all actions, proceedings, claims, demand, losses, costs, damages and expenses (including, without limitation, legal costs on a solicitor and own client basis) which may be brought against or suffered by the Bank or which the Bank may suffer, sustain, pay or incur,

   by reason of any matter or thing arising out of or in any way attributable to a breach of or non-compliance with the Environmental Requirements by any Loan Party.

5. The provisions, undertakings, and indemnification set out in this section shall survive the satisfaction and release of the Security and payment and satisfaction of the indebtedness and liability of the Loan Parties to the Bank pursuant to the terms hereof.

EVENTS OF DEFAULT:

Notwithstanding that the Credit Facilities are on a demand basis, and without prejudice to the Bank's rights to demand payment of any or all debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Borrower and other Loan Parties to the Bank (including without limitation, payment of the Credit Facilities, interest and all other debts, obligations and liabilities payable under this Commitment Letter and the Security) (collectively called the "**Obligations**") at any time at the Bank's discretion, each of the following shall be considered an event of default ("**Event of Default**"), upon the occurrence of which, or of a Default, the Bank may choose, in its sole discretion, to cancel all credit availability and to demand repayment of all or a portion of the Obligations, and, without prejudice to the Bank's other rights and remedies, the Security shall become enforceable:

1. upon failure by a Loan Party to pay any instalment of principal, interest, fees, costs, incidental charges or any other amount payable herein or under any of the Security when due;

2. any material representation or warranty contained in this Commitment Letter, the Security, any certificate or any opinion delivered herein proves to be untrue;

3. failure by a Loan Party to observe or comply with any Affirmative Covenant, Negative Covenant, Environmental Requirement, condition, or other term as contained in this Commitment Letter, or in any Security document or underlying agreements delivered pursuant hereto not otherwise specifically dealt with in this Events of Default section and such failure is not cured within 3 days of notice from the Bank;

4. if in the opinion of the Bank, acting reasonably, a Material Adverse Effect relating to a Loan Party has occurred;

5. if a petition is filed, an order is made or a resolution passed, or any other proceeding is taken for the winding up, dissolution, or liquidation of a Loan Party;

6. if proceedings are taken to enforce any encumbrance on the assets of any or all of the Loan Parties having a value in the aggregate greater than $50,000, excepting as long as such proceedings are being contested in good faith by such Loan Parties and security satisfactory to the Bank has been provided to the Bank;

7. if judgments are entered against any or all of the Loan Parties in an aggregate amount greater than $50,000;

8. if a Loan Party ceases or threatens to cease to carry on its business, or if proceedings are commenced for the suspension of the business of a Loan Party, or if any proceedings are commenced under the *Companies Creditors Arrangements Act* (Canada) or under the *Bankruptcy and Insolvency Act* (Canada) (including filing a proposal or notice of intention) with respect to the a Loan Party, or if a Loan Party commits or threatens to commit an act of bankruptcy, or if a Loan Party becomes insolvent or bankrupt or makes an authorized assignment pursuant to the *Bankruptcy and Insolvency Act* (Canada), or a bankruptcy petition is filed by or presented against a Loan Party;

9. if proceedings are commenced to appoint a receiver, receiver/manager, or trustee in respect of the assets of a Loan Party by a court or pursuant to any other agreement;

10. if a Loan Party is in default under the terms of any other contracts, agreements or writings with any other creditor having liens on the property of such Loan Party and such default could reasonably be expected to result in a Material Adverse Effect;

11. if the validity, enforceability or, where applicable, priority of this Commitment Letter or any of the Security is prejudiced or endangered;

12. if an event of default under any of the Security occurs and is continuing, or any other event which constitutes or which with the giving of notice or lapse of time or otherwise would constitute an event of default under any of the Security occurs;

13. if any event of default under any material agreement to which a Loan Party is a party occurs and is continuing, or any other event which constitutes or which with the giving of notice or lapse of time or otherwise would constitute an event of default under any material agreement to which a Loan Party is a party occurs;

14. if a Loan Party fails to make any payment of principal or interest in regard to any indebtedness for borrowed money owed by it after the expiry of any applicable grace period and demand therefor, whether incurred before or after the date

hereof, other than the amounts payable under these Credit Facilities, and where the outstanding principal amount of such indebtedness is, in the aggregate, more than $50,000; or

15. if in the opinion of the Bank, acting reasonably, a Change of Control has occurred.

COSTS: All reasonable expenses incurred by the Bank in connection with the Credit Facilities, this Commitment Letter and the Security are for the account of the Borrower including, but not limited to, legal fees (on a solicitor and own client basis), costs of engineers, accountants, consultants and appraisers, costs of preparation, registration/perfection, monitoring, administration and enforcement of this Commitment Letter and the Security.

CURRENT ACCOUNTS: Each Loan Party shall maintain its current accounts at the Calgary Main Branch of the Bank through which it shall conduct all of its banking activities.

ACCOUNT DEBITS: Each Loan Party hereby irrevocably authorizes the Bank to debit periodically or from time to time, any bank account it may maintain at the Bank in order to pay all or part of the amounts any Loan Party may owe to the Bank herein.

PERSONAL PROPERTY SECURITY ACT (ALBERTA) REQUIREMENTS: Each Loan Party hereby waives the requirement for the Bank to provide copies of *Personal Property Security Act* (Alberta) (collectively with the equivalent legislation in other jurisdictions, the "**PPSA**") registrations, verification statements, or financing statements undertaken by the Bank.

Each Loan Party hereby agrees to provide to the Bank written notice of a change in its name or address immediately.

ASSIGNMENT: No rights or obligations of any Loan Party herein and no amount of the Credit Facilities may be transferred or assigned by any Loan Party, any such transfer or assignment being null and void insofar as the Bank is concerned and rendering any balance then outstanding of the loan immediately due and payable at the option of the Bank and releasing the Bank from any and all obligations of making any further advances herein. The Bank may assign or transfer its rights and obligations under this Commitment Letter at any time without notice to or consent of any Loan Party.

DEMAND: Notwithstanding any of the terms of this Commitment Letter, all Obligations of any Loan Party are repayable to the Bank upon its demand which demand can be made by the Bank for payment of all or any of the Obligations at any time and from time to time in the Bank's discretion whether or not a Default or Event of Default has occurred.

NO OBLIGATION: Upon the Bank's demand for repayment or upon the occurrence of a Default or an Event of Default, the Bank shall have no obligation or liability to make further advances under the Credit Facilities.

ACCESS TO INFORMATION: Each Loan Party hereby authorizes the Bank to use the necessary information pertaining to it which the Bank has or may have for the purpose of granting credit and insurance products (where permitted by law) and further authorize(s) the Bank to disclose such information to its affiliates and subsidiaries for this same purpose. Moreover, it hereby authorizes the Bank to obtain personal information pertaining to it from any party likely to have such information (credit or information bureau, financial institution, creditor, employer, tax authority, public entity, Persons with whom they might have business relations, and affiliates or Bank subsidiaries) in order to verify the

accuracy of all information provided to the Bank and to ensure the solvency of each Loan Party at all times.

NOTICE:

Notices to be given under this Commitment Letter, the Security or any other document in respect thereto each Loan Party or the Bank shall, except as otherwise specifically provided, be in writing addressed to the party for whom it is intended Notices shall be given by personal delivery or transmitted by facsimile and shall be deemed to be received on the Business Day of receipt (unless such delivery or transmission is received after 1:00 p.m. Mountain Time, in which case is shall be deemed to have been received on the following Business Day) unless the law deems a particular notice to be received earlier. The address for each Loan Party shall be the addresses currently recorded on the records of the Bank for such Loan Party, or such other mailing or facsimile addresses as such Loan Party may from to time may notify the Bank as aforesaid. The address for the Bank shall be the Calgary Branch of the Bank or such other mailing or facsimile addresses as the Bank may from to time may notify the Borrower as aforesaid.

PAYMENTS:

Unless otherwise indicated herein, the obligation of each Loan Party to make all payments under this Commitment Letter and the Security shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

1. any set-off, compensation, counterclaim, recoupment, defence or other right which such Loan Party may have against the Bank of anyone else for any reason whatsoever; or

2. any insolvency, bankruptcy, reorganization or similar proceedings by or against such Loan Party.

All payments to be made under this Commitment Letter shall be made in Canadian Dollars.

All payments made under this Commitment Letter shall be made on or prior to 1:00 p.m. Mountain Time on the day such payment is due. Any payment received after 1:00 p.m. Mountain Time shall be deemed to have been received on the following day. Whenever a payment is due on a day which is not a Business Day, such due day shall be extended to the next Business Day and such extension of time shall be included in the computation of any interest payable.

SET-OFF:

The Bank shall have the right to set-off and apply any funds of any Loan Party deposited with or held by the Bank from time to time, and any other indebtedness owing to any Loan Party by the Bank, against any of the amounts outstanding under this Commitment Letter and the Security from time to time.

RIGHTS AND REMEDIES CUMULATIVE:

The rights, remedies and powers of the Bank under this Commitment Letter, the Security, at law and inequity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank, and no delay or omission in exercise of any such right, remedy or power shall exhaust such rights, remedies and powers to be construed as a waiver of any of them.

WAIVERS AND AMENDMENTS:

No term, provision or condition of this Commitment Letter or the Security, may be waived, varied or amended unless in writing and signed by a duly authorized officer of the Bank.

INTEREST ACT (CANADA):

Any interest rate set forth in this Commitment Letter based on a period less than a year expressed as an annual rate for the purposes of the *Interest Act* (Canada) is equivalent

to such interest rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

GOVERNING LAW: This Commitment Letter shall be construed and governed in accordance with the laws of the Province of Alberta. Each Loan Party irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

GENERAL: Time is of the essence.

The terms and conditions of this Commitment Letter between the Bank and the Loan Parties are confidential and shall be treated accordingly.

Each Loan Party shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings, and security granted or to be granted herein.

When a conflict or inconsistency exists between the Security and this Commitment Letter, this Commitment Letter shall govern to the extent necessary to remove such conflict or inconsistency. Notwithstanding the foregoing, if there is any right or remedy of the Bank set out in any of the Security or any part of which is not set out or provided for in this Commitment Letter, such additional right shall not constitute a conflict or inconsistency.

Each Loan Party hereby waives, to the fullest extent it may do so under law, any provisions of law, including specifically the *Interest Act* (Canada) or the *Judgment Interest Act* (Alberta), which may be inconsistent with this Commitment Letter.

The obligations in this Commitment Letter of each Person who is a Loan Party shall be joint and several.

REVIEW: Without detracting from the demand nature of the Credit Facilities, the Credit Facilities are subject to periodic review by the Bank periodically in its sole discretion (each such review is referred to in this Commitment Letter as a "**Review**") and at a minimum will be reviewed on an annual basis. The next Interim Review is scheduled on or before January 1, 2011 and the next Annual Review is scheduled on or before May 1, 2011, but either may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE: This Commitment Letter is open for acceptance until October 21, 2010 (as may be extended from time to time as follows, the "**Expiry Date**") at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel this Commitment Letter at any time prior to acceptance.

If the foregoing terms and conditions are acceptable, please sign two copies of this Commitment Letter and return one copy to the Bank by the Expiry Date. This Commitment Letter may be executed in any number of counterparts and delivered by facsimile or other electronic copy, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

Canadian Western Bank appreciates the opportunity of providing this Commitment Letter to Cougar Energy, Inc. We look forward to a continuing and mutually beneficial relationship.

Yours truly,

CANADIAN WESTERN BANK

Erin J. Depoe
Manager, Energy Lending

Timothy D. Bacon
AVP, Energy Lending

AGREED AND ACCEPTED this 14 day of October, 2010.

COUGAR ENERGY, INC.

Per: ______________________
Name: GLENN WATT
Title: President

Per: ______________________
Name:
Title:

KODIAK ENERGY, INC.

Per: ______________________
Name: W Tighe
Title: CEO

Per: ______________________
Name:
Title: